Exhibit 14.1

PricewaterhouseCoopers AG St. Jakobs-Strasse 25 Postfach 3877 4002 Basel Switzerland Phone +41 58 792 51 00 Fax +41 58 792 51 10 www.pwc.ch

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form F-3ASR (No. 333-153696 and No. 333-157707), Registration Statements on Form F-3 (No. 333-60712 and No. 333-81862) and Registration Statements on Form S-8 (No. 333-137112, No. 333-119475 and No. 333-162727) of Novartis AG of our report dated January 25, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

PricewaterhouseCoopers AG

/s/ Michael P. Nelligan	/s/ Peter M. Kartscher

Michael P. Nelligan	Peter M. Kartscher
Global Engagement Partner	Audit expert Auditor in charge

Basel, January 26, 2010

With offices in Aarau, Basel, Berne, Chur, Geneva, Lausanne, Lugano, Lucerne, Neuchâtel, Sitten, St. Gallen, Thun, Winterthur, Zug and Zurich, PricewaterhouseCoopers AG is a provider of auditing services and tax, legal and business consultancy services.

PricewaterhouseCoopers AG is a member of a global network of companies that are legally independent of one another; the network is represented in some 150 countries throughout the world.